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                                                                      Exhibit 21



                           SUBSIDIARIES OF THE COMPANY

         The following is a list of the active subsidiaries of the Company as of December 31, 1999, indicating the jurisdiction of incorporation of each and the names under which such subsidiaries conduct business. In the case of each subsidiary which is indented, its immediate parent owns beneficially all of the voting securities, except New Valley Corporation, of which BGLS Inc. and New Valley Holdings, Inc. collectively own approximately 55% of such voting securities.

                 NAME OF SUBSIDIARY              JURISDICTION OF INCORPORATION
                 ------------------              -----------------------------
            BGLS Inc.                                    Delaware
            Brooke Group Holding Inc.                    Delaware
            Liggett Group Inc.                           Delaware
            Brooke (Overseas) Ltd.                       Delaware
            New Valley Holdings, Inc.                    Delaware
            New Valley Corporation                       Delaware


         Not included above are other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.